                                                                    EXHIBIT 11.1

                              SENDX MEDICAL, INC.
                            ------------------------

                  STATEMENT RE: COMPUTATION OF PER SHARE DATA

                                                                                                THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,           MARCH 31,
                                                              -------------------------------  --------------------
                                                                1993       1994       1995       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------
                                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss....................................................  $  (1,839) $  (5,299) $  (7,813) $  (1,930) $  (1,610)
Average common shares outstanding...........................        537        557        559        559        607
Adjustments to reflect requirements of the Securities and
 Exchange Commission (Effect of SAB 83).....................      2,771      2,771      2,771      2,771      2,771
                                                              ---------  ---------  ---------  ---------  ---------
Adjusted shares outstanding.................................      3,308      3,328      3,330      3,330      3,378
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Historical net loss per share reflecting requirements of the
 SEC........................................................  $   (0.56) $   (1.59) $   (2.35) $   (0.58) $   (0.48)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Effect of assumed conversion of preferred shares from date
 of issuance................................................     --         --          1,589     --          1,589
                                                              ---------  ---------  ---------  ---------  ---------
Adjusted shares outstanding.................................      3,308      3,328      4,919      3,330      4,967
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Pro forma net loss per share................................  $   (0.56) $   (1.59) $   (1.59) $   (0.58) $   (0.32)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------